EXHIBIT 23.4

CONSENT OF GARY GIROUX

The undersigned, Gary Giroux, hereby states as follows:

I, Gary Giroux, assisted with the preparation of the “NI 43-101 Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”), portions of which are summarized (the “Summary Material”) in this Registration Statement on Form S-8.

I hereby consent to the Summary Material and the reference to my name and the name of Giroux Consultants Ltd. in the Form S-8 concerning the Technical Report.

Date: September 11, 2014	By:	/s/ Gary Giroux
	Name:	Gary Giroux, M.A. Sc., P. Eng.
Giroux Consultants Ltd.